CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cataca Resources, Inc.
782 Ayala Avenue, Makati City,
Philippines

We hereby consent to the use of our audit report dated July 19, 2013 in this Registration Statement on Form S-1, with respect to the balance sheet of Cataca Resources, Inc. as of December 31, 2012 and the related statements of operations, stockholders’ equity, and cash flows for the period from December 11, 2012 (inception) to December 31, 2012.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Goldman Accounting Services CPA, PLLC

Goldman Accounting Services CPA, PLLC
Suffern, New York
July 26, 2013